EXHIBIT 10.44


                          AMENDMENTS TO
                     REYNOLDS METALS COMPANY
        DEFERRED COMPENSATION PLAN FOR OUTSIDE DIRECTORS


     Sections 4.02(b) and 4.04(d) of the Reynolds Metals Company

Deferred Compensation Plan for Outside Directors shall be amended effective August 15, 1996 to be read in their entirety as follows:

          4.02(b) If Stock Equivalent Additional Compensation is being paid on the Deferred Compensation, the amount of a lump sum payment shall be equal to (i) the total number of equivalent shares of Company Stock credited to the Participant's account under this Plan as of the last day on which the New York Stock Exchange, Inc. is open in the year the Deferral Termination Date occurs, multiplied by (ii) the closing sales price of Company Stock as reported on New York Stock Exchange - Composite Transactions on such date. This lump sum payment shall be paid as soon as administratively feasible following the later of (i) the end of the year in which the Participant's Deferral Termination Date with respect to such compensation occurs, or (ii) the date on which all of the Participant's transactions under the Plan shall be exempt or excluded from liability under Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). If annual installments are elected instead of a lump sum, the amount of the installment payment to be made in a calendar year shall be computed by taking
     (y) the amount that would have been payable after the end of the preceding year had the entire amount remaining as of the end of such year been paid as a single lump sum, divided by
     (z) the number of installment payments remaining, including the installment about to be paid. The first annual installment shall be paid as soon as administratively feasible following the later of (i) the end of the year in which the Participant's Deferral Termination Date with respect to such compensation occurs, or (ii) the date on which all of the Participant's transactions under the Plan shall be exempt or excluded from liability under Section 16(b) of the Exchange Act. Each annual installment thereafter shall be paid as soon as administratively feasible in each calendar year following the year in which the Deferral Termination Date occurs.

                            * * * * *

          4.04(d) Anything herein to the contrary notwith-standing, the Plan Committee shall not accelerate any payment of Deferred Compensation with respect to which Stock Equivalent Additional Compensation is to be paid for so long as such payment could reasonably cause the Participant to become subject to liability under Section 16(b) of the Exchange Act in connection with such payment or any other transaction under the Plan.

     Executed and adopted pursuant to action taken by the Board of Directors at its meeting held on August 16, 1996.



                              REYNOLDS METALS COMPANY

                                   F. Robert Newman

                              By:  F. Robert Newman
                              Its: Vice President, Human Resources